Exhibit   10.27

THE FIRST MARBLEHEAD CORPORATION

Deferred Stock Unit Agreement
Granted Under 2003 Stock Incentive Plan

1.                                       Grant of Award.

This Agreement evidences the grant by The First Marblehead Corporation, a Delaware corporation (the “Company”) on September 20, 20       (the “Grant Date”) to                            (the “Participant”) of                       deferred stock units of the Company (individually, a “DSU” and collectively, the “DSUs”).  Each DSU represents the right to receive one share of the common stock, $0.01 par value per share, of the Company (“Common Stock”) as provided in this Agreement.  The shares of Common Stock that are issuable upon vesting of the DSUs are referred to in this Agreement as “Shares.”

2.                                       Vesting.

This award shall be fully vested at all times.

3.                                       Distribution of Shares.

(a)                                  The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company for the Participant’s benefit the DSUs, each of which shall be deemed to be the equivalent of one Share.

(b)                                 Whenever any cash dividends are declared on the Shares, on the date such dividend is paid, the Company will credit to the Account of the Participant an amount equal to such dividend.  Such amounts credited to the Account shall be fully vested at all times.

4.                                       Payment of the Account.

The Company shall make a payment to the Participant in cash and in Shares as provided in Section 5 with respect to the number of vested DSUs then credited to the Participant’s Account on the date that is 30 days following the Participant’s termination of service as a director, or if earlier, the Participant’s death, disability (as defined in Section 409A of the Code), or upon a Reorganization Event (as defined in the Plan) provided that such Reorganization Event is a permissible distribution event under Section 409A(a)(2)(A)(v) (the “Payment Date”).

5.                                       Form of Payment.

Payments pursuant to Section 4 shall be made (i) in Shares equal to the number of vested DSUs in the Participant’s Account on the Payment Date, and, if applicable, (ii) in a lump sum in cash equal to the amount of cash credited to the Participant’s Account pursuant to Section 3 (b) on the Payment Date. Such payment shall be made as soon as practicable after the Payment Date.

6.                                       Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any DSUs, or any interest therein, except by will or the laws of descent and distribution.

7.                                       Provisions of the Plan.

This Agreement is subject to the provisions of the 2003 Stock Incentive Plan, a copy of which is furnished to the Participant with this Agreement.

8.                                       Miscellaneous.

(a)                                  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(b)                                 Waiver.  Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(c)                                  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 6 of this Agreement.

(d)                                 Notice.   All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(d).

(e)                                  Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f)                                    Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(g)                                 Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(h)                                 Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(i)                                     Participant’s Acknowledgments.  The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP, is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Participant.

(j)                                     Unfunded Rights.  The right of the Participant to receive Common Stock and cash pursuant to this Agreement is an unfunded and unsecured obligation of the Company.  The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE FIRST MARBLEHEAD CORPORATION

By:
Name:
Title:

Name:

3